eCOST INDEX TO FINANCIAL STATEMENTS

Exhibit 99.2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of eCOST.com, Inc.
     In our opinion, the financial statements listed in the accompanying index on page F-12 present fairly, in all material respects, the financial position of eCOST.com, Inc. (the “Company”), a subsidiary of PC Mall, Inc., at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index on page F-12 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     The Company has been historically consolidated as a subsidiary of PC Mall, Inc., and consequently, as indicated in Note 1, the financial statements of the Company have been derived from the consolidated financial statements and accounting records of PC Mall, Inc. and reflect significant assumptions and allocations. Accordingly, the financial statements do not necessarily reflect the Company’s financial position, results of operations and cash flows had it been a stand-alone company.
     The Company has sustained losses and negative cash flows from operations for the year ended December 31, 2004 and the nine-month period ended September 30, 2005. As discussed in Note 1 to the financial statements, the Company’s ability to continue to meet its obligations and to achieve its business objectives is dependent upon, among other things, generating cash from operations by improving operating results, including increasing sales and controlling operating costs and expenses.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 28, 2005, except for liquidity and
capital resources described in Note 1, which
is as of November 30, 2005.

eCOST.com, Inc.
(A SUBSIDIARY OF PC MALL, INC.)
BALANCE SHEETS

	December 31,
	2003	2004
	(In thousands, except
	share data)
ASSETS
Current assets:
Cash and cash equivalents	$—	$8,790
Short-term investments	—	7,000
Accounts receivable, net of allowance for doubtful accounts of $50 and $199 at December 31, 2003 and 2004, respectively	2,044	2,039
Inventories	1,199	1,794
Prepaid expenses and other current assets	51	263
Due from Affiliate, net	—	813
Deferred income taxes	155	883
Receivable from the Parent (Note 3)	30,676	—

Total current assets	34,125	21,582
Property and equipment, net	125	342
Due from Affiliate, net	991	—
Deferred income taxes	4,206	4,467
Other assets	29	123

Total assets	$39,476	$26,514

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,678	$585
Accrued expenses and other current liabilities	1,738	2,635
Deferred revenue	1,345	2,014
Lines of credit (Note 3)	30,676	—

Total current liabilities	35,437	5,234

Total liabilities	35,437	5,234

Commitments and contingencies (Note 5)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 20,000,000 and 100,000,000 shares authorized, 14,000,000 and 17,465,000 shares issued and outstanding at December 31, 2003 and 2004, respectively	14	17
Additional paid-in capital	16,598	33,834
Deferred stock-based compensation	—	(1,333)
Capital contribution due from Affiliate	(2,543)	—
Accumulated deficit	(10,030)	(11,238)

Total stockholders’ equity	4,039	21,280

Total stockholders’ equity and liabilities	$39,476	$26,514

The accompanying notes are an integral part of these financial statements.

eCOST.com, Inc.
(A SUBSIDIARY OF PC MALL, INC.)
STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2002	2003	2004
	(In thousands, except per share data)
Net sales	$89,009	$109,709	$178,464
Cost of goods sold (Note 7)	79,429	99,409	162,139

Gross profit	9,580	10,300	16,325
Selling, general and administrative expenses (Note 7)	8,945	9,885	18,384

Income (loss) from operations	635	415	(2,059)
Interest (income) expense, net	461	76	(67)
Interest expense — PC Mall commercial line of credit (Note 3)	1,097	1,476	1,329
Interest income — PC Mall commercial line of credit (Note 3)	(1,097)	(1,476)	(1,329)

Income (loss) before income taxes	174	339	(1,992)
Provision (benefit) for income taxes	27	(5,872)	(784)

Net income (loss)	$147	$6,211	$(1,208)

Earnings (loss) per share:
Basic	$0.01	$0.44	$(0.08)

Diluted	$0.01	$0.43	$(0.08)

Weighted average number of shares:
Basic	14,000	14,000	15,155

Diluted	14,422	14,279	15,155

The accompanying notes are an integral part of these financial statements.

eCOST.com, Inc.
(A SUBSIDIARY OF PC MALL, INC.)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

					Capital
			Additional	Deferred	Contribution
	Common Stock		Paid-in	Stock-Based	Due from	Accumulated
	Shares	Amount	Capital	Compensation	Affiliate	Deficit	Total
	(In thousands)
Balance at December 31, 2001	14,000	$14	$111	$—	$—	$(16,388)	$(16,263)
Capital contribution — income taxes	—	—	15	—	—	—	15
Net income	—	—	—	—	—	147	147

Balance at December 31, 2002	14,000	14	126	—	—	(16,241)	(16,101)
Capital contribution from Affiliate	—	—	18,000	—	—	—	18,000
Capital contribution due from Affiliate	—	—	—	—	(2,543)	—	(2,543)
Affiliate utilization of deferred tax benefits, net	—	—	(1,528)	—	—	—	(1,528)
Net income	—	—	—	—	—	6,211	6,211

Balance at December 31, 2003	14,000	14	16,598	—	(2,543)	(10,030)	4,039
Issuance of common stock in connection with the initial public offering, net of offering costs	3,465	3	16,736	—	—	—	16,739
Compensatory stock option grant	—	—	2,000	(2,000)	—	—	—
Amortization of deferred stock-based compensation	—	—	—	667	—	—	667
Non-cash stock-based compensation	—	—	839	—	—	—	839
Dividend to Affiliate	—	—	(2,543)	—	2,543	—	—
Capital contribution — income taxes	—	—	204	—	—	—	204
Net loss	—	—	—	—	—	(1,208)	(1,208)

Balance at December 31, 2004	17,465	$17	$33,834	$(1,333)	$—	$(11,238)	$21,280

The accompanying notes are an integral part of these financial statements.

eCOST.com, Inc.
(A SUBSIDIARY OF PC MALL, INC.)
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2002	2003	2004
		(In thousands)
Cash flows from operating activities:
Net income (loss)	$147	$6,211	$(1,208)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	227	63	58
Bad debt expense	51	32	170
Deferred income taxes	—	(4,361)	(989)
Stock-based compensation expense	—	—	1,506
Affiliate utilization of deferred tax benefits, net	—	(1,528)	—
Capital contribution — income taxes	15	—	204
Changes in assets and liabilities:
Accounts receivable	(882)	(584)	(165)
Inventories	292	(583)	(596)
Prepaid expenses and other assets	99	15	(212)
Other assets	(7)	(23)	(97)
Accounts payable	—	952	(367)
Accrued expenses and other current liabilities	208	779	888
Deferred revenue	(309)	653	669

Total adjustments	(306)	(4,585)	1,069

Net cash provided by (used in) operating activities	(159)	1,626	(139)

Cash flows from investing activities:
Purchases of short-term investments	—	—	(14,000)
Sale of short-term investments	—	—	7,000
Purchases of property and equipment	(9)	(19)	(272)

Net cash used in investing activities	(9)	(19)	(7,272)

Cash flows from financing activities:
Capital contribution from Affiliate	—	18,000	—
Net proceeds from initial public offering	—	—	18,690
Change in book overdraft	—	726	(726)
Payments for deferred offering costs	—	—	(1,941)
Net (repayments to)/advances from Affiliate	168	(17,790)	178
Capital contribution due from Affiliate	—	(2,543)	—

Net cash provided by (used in) financing activities	168	(1,607)	16,201

Net increase in cash and cash equivalents	—	—	8,790

Cash and cash equivalents:
Beginning of period	—	—	—

End of period	$—	$—	$8,790

The accompanying notes are an integral part of these financial statements.

eCOST.com, Inc.
(A SUBSIDIARY OF PC MALL, INC.)
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)
1. Summary of Significant Accounting Policies
Description of Company
     eCOST.com, Inc. (the “Company”) was formed on February 25, 1999 as a wholly-owned subsidiary of PC Mall, Inc. (formerly Creative Computers, Inc.) (the “Parent”). For purposes of these financial statements and related notes, the Parent and its wholly-owned subsidiaries excluding the Company will collectively be referred to as an “Affiliate.” The Company operates in a single business segment and sells its products principally to customers in the United States. The Company is a multi-category online discount retailer of new, “close-out” and refurbished brand-name merchandise. The Company offers products in twelve merchandise categories, including computer hardware and software, home electronics, digital imaging, watches and jewelry, housewares, DVD movies, video games, travel, bed and bath, apparel and accessories, licensed sports gear and cellular/wireless. The Company appeals to a broad range of consumer and small business customers through two shopping formats: every day low price and the Company’s proprietary Bargain Countdown(TM). This combination of shopping formats helps attract value-conscious customers looking for high quality products at low prices to its eCOST.com website. The Company also provides rapid response customer service utilizing a strategically located distribution center operated by an Affiliate and third party fulfillment providers, as well as customer support from online and on-call sales representatives.
     The Company has operated as a reporting segment of the Parent’s business since April 1999. In September 2004, the Company completed an initial public offering (“IPO”) of 3,465,000 shares of the Company’s common stock, leaving the Parent with ownership of approximately 80.2% of the outstanding shares of the Company’s common stock. The Parent has advised the Company that the Parent plans to distribute its remaining ownership interest in the Company to its common stockholders. The Company refers to this as the “distribution” or the “spin-off.” The Parent has announced that the distribution will take the form of a spin-off by means of a special dividend to its common stockholders of all of the Company’s common stock owned by the Parent on April 11, 2005. Completion of the distribution is contingent upon the satisfaction of certain conditions as set forth in the Master Separation and Distribution Agreement previously entered into between the Company and PC Mall. The distribution may not occur by the contemplated time or may not occur at all.
     These financial statements have been derived from the consolidated financial statements and accounting records of the Parent, in which the Company has been reported as a separate segment, using the historical results of operations, and historical basis of assets and liabilities of its business. The statements of operations include expense allocations for certain corporate functions historically provided to the Company by an Affiliate, including administrative services (accounting, human resources, tax services, legal and treasury), inventory management and order fulfillment, credit card processing, information systems operation and administration, advertising services, and use of office space. These allocations were made on a specifically identifiable basis or using the relative percentages, as compared to the Parent’s other businesses, of net sales, payroll, net cost of goods sold, square footage, headcount or other methods. The Company has not made a determination of whether these expenses are comparable to those it could have obtained from an unrelated third party. The Company’s expenses as a separate, stand-alone company may be higher or lower than the amounts reflected in the statements of operations. All related activity between the Affiliate and the Company is reflected as related party payables and receivables on the Company’s balance sheet.
     On September 1, 2004, the Company completed the sale of 3,465,000 shares of its common stock for aggregate consideration of $20,097, less underwriting discounts and commissions of $1,407. The Company incurred approximately $1,951 of offering expenses in connection with the offering. No offering expenses were paid directly or indirectly to any directors or officers (or their associates) or persons owning ten percent (10%) or more of any class of equity securities or to any other affiliates. The Company’s net proceeds from the offering after deducting offering expenses were $16,739. In connection with the IPO, the Company paid a dividend of $2,543 to the Parent through a settlement of the capital contribution due from the Parent outstanding at the completion of the IPO.
     The Company believes the assumptions underlying the financial statements are reasonable. However, the financial statements may not necessarily reflect its results of operations, financial position and cash flows in the future or what the Company’s results of operations, financial position and cash flows would have been had the Company been a separate, stand-alone company during the periods presented. The historical financial information presented herein does not reflect the many significant changes that will occur in the Company’s funding and operations as a result of becoming a public company or its spin-off from PC Mall.
     In July 2004, the Company’s board of directors declared a 1.4-for-1 stock split, which was effective upon completion of the Company’s IPO. The stock split has been given retroactive effect in the accompanying financial statements.
Liquidity and Capital Resources
     The Company has incurred operating losses of $2,059 and $8,187 (unaudited), and used cash in operations of $139 and $8,307 (unaudited) for the year ended December 31, 2004 and for the nine months ended September 30, 2005, respectively. While there is no single condition or event responsible for the Company’s net losses, the Company has experienced a number of significant operational challenges related to the spin-off from PC Mall and to its transition to a standalone public entity. Net sales have declined in each consecutive quarter of 2005, while the Company’s cost structure became burdened with additional costs related to being a standalone public entity. Management has undertaken several operational and strategic initiatives to address the current situation and return the Company to profitability including:
•	Focusing sales efforts on product margin as a priority over volume.

•	Leveraging automated analytical tools in order to more efficiently set prices for the Company’s products.

•	Better automating and optimizing advertising efforts.

•	Implementing various strategies to reduce freight costs and increase recoupment on freight.

•	Streamlining warehouse operations by bringing in a more experienced management staff, improving the returns and cycle count processes, and implementing better velocity management practices.

•	Reducing the Company’s cost structure through targeted reductions in the workforce, and exploring options for transitioning certain operations offshore.
     The Company had cash and cash equivalents of $8,790 and $6,290 (unaudited) as of December 31, 2004 and September 30, 2005, respectively. In addition, the Company has an asset-based line of credit of up to $15,000 with a financial institution, which is collateralized by substantially all of its assets (see Note 3). Borrowings under the facility are limited to a percentage of eligible accounts receivable, and letter of credit availability is limited to a percentage of accounts receivable and inventory. As of December 31, 2004 the Company had no borrowings or letters of credit outstanding under this line of credit and as of September 30, 2005, the Company had no borrowings under this line of credit.
     The Company’s need for cash is dependant on its operating activities and if the Company does not maintain or increase sales or control expenses, it will require additional cash in the near term. The Company’s forecasts and projections of working capital needs require significant judgment and estimates, and there are inherent risks and uncertainty associated with such forecasts and projections. The Company will continue to evaluate its liquidity on an ongoing basis and may need to pursue additional financing if it is not successful in achieving its current forecasts and projections. There can be no assurance that such additional financing will be available on acceptable terms or at all. If it is available, it may be senior to the Company’s common stock and dilutive to the Company’s shareholders.

Use of Estimates in the Preparation of Financial Statements
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.
Cash Equivalents
     As a subsidiary of the Parent, the Company participated in the Parent’s cash management program, whereby trade cash receipts and disbursements were handled by the Affiliate. Accordingly, most trade cash receipts historically were received directly by the Affiliate and were credited to the Company on a daily basis through the Due from/Advances from Affiliate accounts. Further, any cash received directly by the Company historically was swept daily by the Affiliate from the Company’s account and applied to the Due from/Advances from Affiliate account. As of December 31, 2004, the Company maintains its own cash accounts and received predominantly all trade receipts into such accounts The Company had a cash or cash equivalents balance of $8,790 at December 31, 2004.
Short-term Investments
     The Company had a balance of $7,000 in short-term investments which the company classified as available-for-sale securities at December 31, 2004, with original maturities exceeding ninety days. Consistent with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company has classified these securities as short-term because they all have readily determinable fair values, are highly liquid and the sale of such securities may be required prior to maturity to implement management’s strategies. The Company had available-for-sale securities in Municipal Bonds of $5,000 and Government Securities of $2,000 with credit ratings of AAA at December 31, 2004, each with 28 day rollover intervals, maturing in 2024 and 2028, respectively. The Company’s investments are reported at fair value, with unrealized gains and losses, net of taxes, recorded in accumulated other comprehensive income in the statements of stockholders’ equity (deficit). There was no unrealized gain or loss on these securities during the year ended December 31, 2004. Realized gains or losses and permanent declines in value, if any, on these securities are reported in other income and expense. The Company had no material realized gains or losses during the year ended December 31, 2004.
Concentration of Credit and Business Risk
     The Company sells the majority of its products to customers that make payment via credit card. Accounts receivable potentially subject the Company to credit risk. The Company extends credit to business customers based upon an evaluation of the customer’s financial condition and credit history and generally does not require collateral. The Company has historically incurred minimal credit losses that have been within management’s expectations. At December 31, 2003 no individual customer represented more than 10% of trade accounts receivable. At December 31, 2004, one customer represented approximately 16% of trade accounts receivable. The Company uses third-party credit card payment processors for its credit card transactions. Balances owed by the processors for credit cards billed but unpaid to the Company, net of fees, at December 31, 2003 and 2004 were $1,119 and $1,371, respectively. No individual customer represented more than 10% of net sales for any of the three years in the period ended December 31, 2004.
     The Company currently purchases a substantial majority of its products from the Affiliate. The Company expects to transition to its own distribution facility by early April 2005, and begin purchasing product directly. The Company does not have long-term contracts or arrangements with any of its vendors. Loss of any of these vendors could have a material adverse effect on the Company’s financial position, results of operations and cash flows. In addition, the Company relies upon the Affiliate for various operational and administrative services (see Note 7).
Accounts Receivable
     Accounts receivable consist of amounts primarily from customers with whom the Company has extended credit in 2003 and 2004. In 2003, accounts receivable also included credit cards billed but not yet received at period end due to the arrangement of credit card collections with the Parent at that time. The Company recorded an allowance for doubtful accounts of $50 and $199 at December 31, 2003 and 2004, respectively, against its trade accounts receivable. The allowance for doubtful accounts is determined based upon a review of receivable balances aged more than 90 days with specific provision made based upon management’s assessment of the collectability of each receivable balance including those deemed not collectible aged less than 90 days.
Inventories
     The Company currently purchases its products from an Affiliate and other suppliers that ship directly to its customers. The majority of product shipments are fulfilled from an outsourced distribution center operated by the Affiliate. In January 2005, the Company signed a lease for its own distribution facility which the Company expects to be operational by early April 2005. This new facility will fulfill all product shipments currently being handled by the outsourced distribution center operated by the Affiliate. As discussed under Revenue Recognition below, the Company does not record revenue and related cost of goods sold until received by the customer. As such, inventories consist solely of goods in transit to customers at December 31, 2003 and 2004.
Advertising Costs
     The Company produces and circulates catalogs at various dates throughout the year and receives market development funds and co-op advertising funds from vendors included in each catalog. Pursuant to Statement of Position (“SOP”) 93-7, Reporting on Advertising Costs, the costs of developing, producing and circulating each catalog are deferred and charged to advertising expense ratably over the life of the catalog based on the revenue generated from each catalog, approximately eight weeks. In 2002, 2003 and 2004, advertising expenses, including those for catalog, internet and other methods, were $3,072, $3,609, and $5,945, respectively, and are included in selling, general and administrative expenses. Deferred advertising costs of $51 and $115 are included in prepaid expenses and other current assets at December 31, 2003 and 2004, respectively.
     Market development and co-op advertising funds pursuant to Emerging Issues Task Force (“EITF”) 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor, are recognized as an offset to cost of goods sold. Market development and co-op advertising funds include an allocation credited from the Affiliate and also funds directly attributable to the Company. Market development and co-op advertising funds allocated to the Company in 2002, 2003 and 2004 were $2,821, $3,656 and $4,959, respectively. Direct market development and co-op funds in 2002, 2003 and 2004 were $0, $249, and $1,866, respectively.
Property and Equipment
     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets as noted below. The Company also capitalizes computer software costs that meet both the definition of internal-use software and defined criteria for capitalization in accordance with Statement of Position No. 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use.

Computers, software and equipment	3 years
Furniture and fixtures.	7 years
Leasehold improvements.	Life of lease — not to exceed 15 years
     Depreciation and amortization expense in 2002, 2003 and 2004 totaled $206, $42 and $55, respectively.
Disclosures about Fair Value of Financial Instruments
     The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities approximates fair value because of the short-term maturity of these instruments.

Net Advances from Affiliate/Due from Affiliate
     Net Advances from affiliate or Due from affiliate primarily represent the application of customer receipts received by the Affiliate on the Company’s behalf, offset by the Company purchases of inventory as well as charges for services as described in Note 7 below. In addition, in March 2003, the Parent made a capital contribution of $18,000 to the Company, which was used to repay the cumulative advances from the affiliate owed by the Company at that time of $15,457. As a result of the contribution, the Company no longer had a liability balance to the Parent. At December 31, 2003 and 2004, the Company had a net receivable balance from affiliates.
Accounting for the Impairment of Long-Lived and Intangible Assets
     In 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“SFAS 144”). In accordance with SFAS 144, the Company reviews long-lived assets and certain intangible assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Events and circumstances that may indicate that asset is impaired include: significant decreases in the market value of assets, significant underperformance relative to expected historical or projected future operating results, a change in the manner in which an asset is used, changes in technology, loss of key management or personnel, changes in our operating model or strategy and competitive forces.
     If events and circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, quoted market prices or appraised values, depending on the nature of the assets. To date, no impairment charges have been recorded.
Income Taxes
     The Parent files a consolidated federal income tax return and a combined state income tax return that include the operating results of the Company. The income tax provision for the Company is computed as if a separate company tax return were being filed. The Company accounts for income taxes under the liability method. Under this method, deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the tax bases and financial reporting amounts of existing assets and liabilities. A valuation allowance is provided when it is more likely than not that all or some portion of deferred tax assets will not be realized.
Accrued Expenses and Other Current Liabilities
     Accrued expenses and other current liabilities comprise costs incurred but not paid primarily for payroll, advertising and certain other accrued expenses and current liabilities at the balance sheet date.
     These liabilities consist of the following:

	December 31,
	2003	2004
Accrued payroll and related expenses	$161	$291
Accrued advertising	228	1,140
Other accrued expenses	1,349	1,204

Accrued expenses and other current liabilities	$1,738	$2,635

Revenue Recognition
     The Company applies the provisions of SEC Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable and (iv) collection is reasonably assured.

     Net sales include product sales, gross outbound shipping charges, and related handling fees, and to a lesser extent, third-party extended warranties and other services. The Company recognizes revenue from product sales, net of estimated returns, promotional discounts, credit card fraud and chargebacks, and coupon redemptions, when both title and risk of loss to the products has transferred to the customer, which the Company has determined to occur upon receipt of products by the customer. The Company generally requires payment by credit card upon placing an order, and to a lesser extent, grants credit to business customers on normal credit terms.
     The allowance for sales returns is determined based on historical experience using management’s best estimates. The Company periodically provides incentive offers to customers including percentage discounts off current purchases and offers for future discounts subject to a minimum current purchase. Such discounts are recorded as a reduction of the related purchase price at the time of sale based on actual and estimated redemption rates. Future redemption rates are estimated using the Company’s historical experience for similar sales inducement offers.
     For product sales shipped directly from the Company’s vendors to end customers, the Company records revenue and related costs at the gross amounts charged to the customer and paid to the vendor based on an evaluation of the criteria outlined in EITF No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent. The Company’s evaluation is performed based on a number factors, including whether the Company is the primary obligor in the transaction, has latitude in establishing prices and selecting suppliers, takes title to the products sold upon shipment, bears credit risk, and bears inventory risk for returned products that are not successfully returned to third-party suppliers. The Company recognizes revenue on extended warranties and other services for which it is not the primary obligor on a net basis.
Accounting for Stock-Based Compensation
     The Company accounts for employee stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations and complies with the disclosure provisions of SFAS 123, Accounting for Stock- Based Compensation. Under APB 25, employee compensation expense is recognized based on the difference, if any, on the date of grant between the fair value of the Company’s common stock and the amount an employee must pay to acquire the stock. The expense associated with stock-based compensation is amortized over the periods the employee performs the related services, generally the vesting period.
     The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Under SFAS No. 123 and EITF 96-18, equity awards issued to non-employees are accounted for at fair value using the Black-Scholes option-pricing model. Management believes that the fair value of the stock options is more reliably measured than the fair value of the services received. The fair value of each non-employee stock award is re-measured each period until a commitment date is reached, which is generally the vesting date. For non-employee awards, deferred stock-based compensation is not reflected in stockholders’ equity until a commitment date is reached.
     In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123. This statement provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation and amends the disclosure requirements of SFAS No. 123 to require prominent disclosure about the method of accounting for stock-based compensation and the effect of the method used on reported results. The transition provisions are effective for fiscal years ending after December 15, 2002. The Company has not adopted the fair value method of accounting for stock-based compensation of SFAS No. 123, and accordingly, SFAS No. 148 did not have a material impact on the Company’s financial position, results of operations or cash flows. See “Recent Accounting Pronouncements” below for information regarding the required adoption of SFAS No. 123 (revised 2004), Share-Based Payment in 2005.

     If the Company had recorded stock-based compensation to employees using the fair value method as prescribed by SFAS No. 123, the Company’s net income (loss) would have been adjusted to the pro forma amounts below:

	Twelve Months Ended
	December 31,
	2002	2003	2004
Net income (loss) — as reported	$147	$6,211	$(1,208)
Add: Non-cash stock-based compensation expense included in reported income, net of related taxes	—	—	913
Less: Stock-based compensation expense under SFAS 123, net of related taxes	(162)	(90)	(1,101)

Net income (loss) — pro forma	$(15)	$6,121	$(1,396)

Basic net income (loss) per share — as reported	$0.01	$0.44	$(0.08)

Basic net income (loss) per share — pro forma	$(0.00)	$0.44	$(0.09)

Diluted net income (loss) per share — as reported	$0.01	$0.43	$(0.08)

Diluted net income (loss) per share — pro forma	$(0.00)	$0.43	$(0.09)

     The fair value of each stock option grant has been estimated pursuant to SFAS 123 on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Twelve Months Ended
	December 31,
	2002	2003	2004
Risk free interest rates	3.90%	3.68%	3.64%
Expected dividend yield	None	None	None
Expected lives	7 yrs.	7 yrs.	6 yrs.
Expected volatility	129%	119%	100%
     Weighted average grant date fair values in 2002 and 2004 were $3.73 and $7.89. There were no stock option grants to employees in 2003.
Net Income (Loss) Per Share
     Basic earnings per share (“EPS”) excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reported periods. Diluted EPS reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised using the treasury stock method.
     The computation of Basic and Diluted EPS is as follows:

	Twelve Months Ended December 31,
	2002	2003	2004
Net income (loss)	$147	$6,211	$(1,208)
Weighted average shares — Basic	14,000,000	14,000,000	15,155,000
Effect of dilutive stock options (a)	421,859	279,387	—

Weighted average shares — Diluted	14,421,859	14,279,387	15,155,000

Basic earnings (loss) per share	$0.01	$0.44	$(0.08)

Diluted earnings (loss) per share	$0.01	$0.43	$(0.08)

(a)	Potential common shares of 1,349,900 for the year ended 2004 have been excluded from the loss per share computations because the effect of their inclusion would be anti-dilutive.
Recent Accounting Pronouncements
Share-Based Payments
     In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminates the ability to account for share-based compensation transactions using the intrinsic value method as prescribed by APB Opinion No. 25, and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expenses in the Company’s statements of operations. The statement requires companies to assess the most appropriate model to calculate the value of stock options and other share-based awards. The Company currently uses the Black-Scholes option pricing model to value options and is currently assessing which model the Company may use in the future under the new statement and may deem an alternative model to be the most appropriate. The use of a different model to value options may result in a different fair value than the use of the Black-Scholes option pricing model. In addition, there are a number of other requirements under the new standard that will result in different accounting treatment than currently required. These differences include, but are not limited to, the accounting for the tax benefit on employee stock options. In addition to the appropriate fair value model to be used for valuing share-based payments, the Company will also be required to determine the transition method to be used at the date of adoption. The allowed transition methods include prospective and retroactive adoption options. Under the retroactive options, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of FAS 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The effective date of the new standard for the Company’s financial statements is the Company’s third fiscal quarter in 2005.
     Upon adoption, this statement will have a significant impact on the Company’s financial statements as the Company will be required to expense the fair value of the Company’s stock option grants rather than disclose the impact on the Company’s net income within its footnotes (see above), as is the Company’s current practice. The amounts disclosed within the Company’s footnotes are not necessarily indicative of the amounts that will be expensed upon adoption of FAS 123R. Compensation expense calculated under FAS 123R may differ from amounts currently disclosed within the Company’s footnotes based on changes in the fair value of the Company’s common stock, changes in the number of options granted or the terms of such options, the treatment of tax benefits and changes in interest rates or other factors. In addition, upon adoption of FAS 123R the Company may choose to use a different valuation model to value the compensation expense associated with employee stock options.
2. Property and Equipment
     Property and equipment, net consist of the following:

	December 31,
	2003	2004
Computers, software and equipment	$560	$435
Furniture and fixtures	42	94
Leasehold improvements	175	177

	777	706
Less: Accumulated depreciation and amortization	(652)	(364)

	$125	$342

3. Commercial Lines of Credit
     The Company along with other subsidiaries of the Parent, was a co-borrower under the Parent’s $75,000 asset-based commercial line of credit and a $3,500 term note. The Parent commercial line of credit is secured by substantially all of the assets of the Parent and its subsidiaries. Effective upon the completion of the Company’s initial public offering, the Company was released from all obligations under the Parent’s commercial line of credit and the Company’s assets and outstanding common stock were released as collateral. There was $30,676 of gross working capital advances under the Commercial Line of Credit outstanding at December 31, 2003.
     Although the Company had not directly utilized proceeds from the Parent Commercial Line of Credit or the Term Note, because it was legally a borrower under the Parent Commercial Line of Credit and the Term Note, and had joint and several legal liability under their terms, the entire obligation included in the Parent’s consolidated financial statements is also reflected in the accompanying stand-alone financial statements for financial reporting purposes for all periods prior to the IPO. In addition, the Company accrued related interest expense on the obligation and unused commitment fees payable under the arrangement through the closing date of the IPO. However, on a stand-alone basis, prior to the IPO, the Company did not have the financial wherewithal, resources or collateral to enter into an asset-based credit facility of this size or nature, nor did the Company comply on a stand-alone basis with the financial covenants as provided for under the agreement. As such, the Company would not have been able to make the required principal and interest payments due on the obligation on a stand-alone basis without reliance upon the Parent to fund such principal and interest payments in an amount and at such times as they become due. Accordingly, for financial reporting purposes, in the Company’s stand-alone financial statements for periods presented prior to the IPO, the Company has recognized a corresponding receivable from the Parent equal to the amount of principal and interest and unused commitment fees payable under the obligation which is reflective of the operative borrowing arrangement with the bank within the Borrowing Group. As debt is repaid by the Parent, the receivable from the Parent and the debt outstanding in the Company’s financial statements are correspondingly reduced. As a result, the outstanding principal and interest due under the Parent Commercial Line of Credit and the Term Note, at any point in time is offset by a corresponding receivable from the Parent on the accompanying Balance Sheet, with equal amounts of interest expense recognized under the obligation and interest income recognized on the receivable from the Parent which are presented separately as interest income and expense in the accompanying Statements of Operations. The amounts recognized as interest expense and interest income were $1,097, $1,476 and $1,329 for 2002, 2003 and 2004, respectively. This financial presentation results in net interest expense of $0 under the Parent Commercial Line of Credit and the Term Note in each of the periods reported which is representative of the repayments of principal and interest being funded by a loan receivable from the Parent for which principal and interest payments match the timing and amount of principal and interest payments due on the Parent Commercial Line of Credit and the Term Note. In the accompanying Statements of Cash Flows, the receivable and the Commercial Line of Credit and the Term Note have been presented as supplemental information in that there was no cash flow activity between the Parent and the Company or between the Company and the Bank since the Parent has borrowed from and repaid the Bank directly (see Note 8).
     In December, 2004, the Company entered into an asset-based line of credit of up to $15,000 with a financial institution, which is secured by substantially all of its assets. The credit facility functions as a working capital line of credit with the Company’s borrowings under the facility limited to a percentage of its inventory and accounts receivable. Outstanding amounts under the facility bear interest initially at the prime rate plus 0.25%. Beginning in 2006, outstanding amounts under the facility will bear interest at rates ranging from the prime rate to the prime rate plus 0.5%, depending on the Company’s financial results. At December 31, 2004, the prime rate was 5.25%. In connection with the line of credit, the Company entered into a cash management arrangement whereby the Company’s operating accounts are swept and used to repay outstanding amounts under the line of credit. The credit facility contains standard terms and conditions customarily found in similar facilities offered to similarly situated borrowers. The credit facility limits the Company’s ability to make acquisitions above pre-defined dollar thresholds, requires the Company to use the proceeds from any future stock issuances to repay outstanding amounts under the facility, and has as its sole financial covenant a minimum tangible net worth requirement. As of December 31, 2004, the Company is in compliance with its sole financial covenant. Borrowing availability is subject to satisfaction of certain standard conditions. Fees under the credit facility include an upfront cash fee, an annual unused line fee of 0.375% of the unused portion of the line and a termination fee ranging from 0.20% to 0.75% depending on the timing of any termination of the facility. The credit facility will mature in March 2007. As of December 31, 2004, the Company had no borrowings under its asset-based line of credit.
4. Income Taxes
     The provision for income taxes consists of the following for the years ended December 31:

	2002	2003	2004
Current
Federal	$—	$6	$—
State	27	21	1

	27	27	1
Deferred
Federal	—	(5,376)	(669)
State	—	(523)	(116)

	—	(5,899)	(785)

Net provision (benefit)	$27	$(5,872)	$(784)

     The provision for income taxes differed from the amount computed by applying the U.S. federal statutory rate to income (loss) before income taxes due to the effects of the following:

	2002	2003	2004
Expected taxes at federal statutory tax rate	34.0%	34.0%	34.0%
State income taxes, net of federal income tax benefit	6.6	4.6	5.8
Change in valuation allowance	(29.7)	(1,774.8)	—
Other	4.5	2.5	(0.4)

	15.4%	(1,733.7)%	39.4%

     The significant components of deferred tax assets and liabilities are as follows at December 31:

	2003	2004
Net operating loss carryforwards	$4,143	$4,468
Deferred stock-based compensation	—	600
Other temporary differences	218	282

	4,361	5,350
Valuation allowance	—	—

	$4,361	$5,350

     At December 31, 2004, the Company has federal and state net operating loss carry forwards of $12,459 and $252, respectively, which begin to expire in 2019 and 2006, respectively.
     The Company assesses the recoverability of deferred tax assets and the need for a valuation allowance on an ongoing basis. In making this assessment management is required to consider all available positive and negative evidence to determine whether, based on such evidence, it is more likely than not that some portion or all of the net deferred assets will be realized in future periods. This assessment requires significant judgment and estimates involving current and deferred income taxes, tax attributes relating to the interpretation of various tax laws, historical bases of tax attributes associated with certain tangible and intangible assets and limitations surrounding the realization of deferred tax assets. Primarily as a result of cumulative operating losses and the uncertainty surrounding the realization of the deferred tax assets in future years, the Company recorded a full valuation allowance at December 31, 2002 against its otherwise recognizable deferred tax assets.
     During 2003, the valuation allowance of $6,012 was released as a result of the Company’s assessment of both positive and negative evidence with respect to the ability to realize deferred tax benefits. Specifically, management considered current forecasts and projections supporting the future utilization of deferred tax benefits, the Company’s recent earnings history, and the fact that net operating losses of $12,165 at the time were not limited with respect to their utilization and are available over a remaining carryover period of approximately 15-18 years to offset future taxable income. As a result of the above factors, management believes that it is more likely than not that the net deferred tax asset balance at December 31, 2004 will be realized.
     The Company is a member of the Parent’s consolidated group for income tax purposes and files as part of a consolidated federal tax return. The allocation method the Company uses in calculating the tax provision is the separate return method. The differences between tax expense or benefit calculated on a separate return basis and cash paid or received under the legal tax sharing arrangement are treated as equity transactions. During 2003, the Company recorded a dividend of $1,538 to the Parent for the Parent’s utilization of the Company’s net operating losses. During 2003, the Company recorded a capital contribution from the Parent of $10 for state income taxes paid by the Parent on the Company’s behalf. During 2004, the Company recorded a capital contribution from the Parent of $204 to reflect additional net operating losses available to the Company based on the Parent’s actual utilization of net operating losses in its consolidated tax return.
     As discussed in Note 1, the Parent intends to distribute to the Parent’s stockholders the Parent’s remaining equity interest in the Company. If the Company ceases to be a member of the Parent’s consolidated group, net operating loss carryforwards are first utilized on the Parent’s consolidated return and only the amount that is not absorbed by the group in that year is carried forward to the Company’s first separate return year. Accordingly, all or some portion of the Company’s net operating losses may continue to be utilized by the Parent and its subsidiaries, reducing the amount of deferred tax assets available to offset future taxable income with a corresponding reduction of additional paid-in capital.

5. Commitments and Contingencies
Leases
     The Company subleases office space from its Parent as more fully described in Note 7. Minimum annual rentals under such lease at December 31, 2004 were as follows:

Operating
Leases
2005	$110
2006	142
2007	107
2008	—
Thereafter	—

Total minimum lease payments	$359

     Additional contractual arrangements entered into with Affiliates are described in Note 7.
Legal Proceedings
     The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. Management believes that the amount, and ultimate liability, if any, with respect to such claims and actions will not have any material adverse effect upon the Company’s financial position, results of operations or cash flows. There can be no assurance, however, that such actions will not be material or adversely affect the Company’s business, financial position, results of operations or cash flows.
Other Contingencies
     On July 12, 2004, the Company received correspondence from MercExchange LLC alleging infringement of MercExchange’s U.S. patents relating to e-commerce and offering to license its patent portfolio to the Company. On July 15, 2004, the Company received a follow-up letter from MercExchange specifying which of the Company’s technologies MercExchange believes infringe certain of its patents, alone or in combination with technologies provided by third parties. Some of those patents are currently being litigated by third parties, and the Company is not involved in those proceedings. In addition, three of the four patents identified by MercExchange are under reexamination at the U.S. Patent and Trademark Office, which makes the scope of the claims of those patents uncertain. In the July 15th letter, MercExchange also advised the Company that it has a number of applications pending for additional patents. MercExchange has filed lawsuits alleging infringement of some or all of its patents against third parties, resulting in settlements or verdicts in favor of MercExchange. One such verdict was appealed to the United States Court of Appeals for the Federal Circuit and affirmed in part. Based on the Company’s investigation of this matter to date, management believes that the Company’s current operations do not infringe any valid claims of the patents identified by MercExchange in these letters. There can be no assurance, however, that such claims will not be material or adversely affect the Company’s business, financial position, results of operations or cash flows.
6. Employee Benefits
401(k) Savings Plan
     The Company’s employees participate in the Parent’s 401(k) Savings Plan which covers substantially all full-time employees who meet the plan’s eligibility requirements. Participants may make tax-deferred contributions of up to 15% of annual compensation (subject to other limitations specified by the Internal Revenue Code). During 2002, 2003 and 2004, the Company incurred $2, $4 and $1 respectively, of expenses related to the 401(k) matching component of this plan. The matching component was eliminated effective April 1, 2004.

Stock Option Plans
1999 Plan
     In 1999, the Company adopted the 1999 Stock Incentive Plan (the “1999 Plan”), which provides for the grant of various equity awards, including stock options, restricted stock and stock appreciation rights to employees, directors and consultants of the Company. To date, only stock option awards have been issued under the 1999 Plan. The 1999 Plan is administered by the Compensation and Stock Option Committee of the Board of Directors. Subject to the provisions of the 1999 Plan, the Committee has the authority to select the employees, directors and consultants to whom options are granted and determine the terms of each option, including (i) the number of shares of common stock covered by the award, (ii) when the award becomes exercisable, (iii) the award’s exercise price, which must be at least 100%, with respect to Incentive Stock Options, and at least 85%, with respect to Non-statutory Stock Options, of the fair market value of the common stock as of the date of grant, and (iv) the term of the award (which may not exceed ten years). At December 31, 2003 and 2004, 506,800 and 918,400 options were outstanding, respectively. The Company’s Board of Directors suspended the plan effective September 1, 2004, and accordingly no further shares are available for future grant under the 1999 Plan.
     All non-employee awards have been granted to employees of the Parent. In accordance with the provisions of EITF No. 00-23, Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44, stock option awards to employees of the Parent were measured at their fair value at the date of grant and recognized as a dividend to the Parent. The impact of applying EITF 00-23 to non-employee awards was not material. Of the total options outstanding at December 31, 2003 and 2004, 211,400 and 203,000 options were outstanding to employees of the Parent.
     Options to purchase an aggregate of 358,400 shares of the Company’s common stock were outstanding under the 1999 Plan at a weighted average exercise price of $0.34 per share, which have terms that (i) restrict exerciseability based on the earlier of a corporate transaction involving the Company (e.g. a merger or consolidation or disposition of all or substantially all of the Company’s assets) as defined, the Company’s initial public offering or the lapse of a five or seven year period from date of grant, and (ii) for certain awards, provide repurchase rights to the Company at the original exercise price in the event of employee termination, which rights terminate in the event of a corporate transaction or IPO. No options were exercisable prior to the Company’s IPO which was completed on September 1, 2004, and the time-based vesting terms were not deemed substantive as the awards were effectively contingent upon a corporate transaction or the Company’s IPO. Due to such contingency, the Company had deemed the awards to be variable awards under APB 25 as the probability of these contingent events could not be reasonably determined. As a result of the closing of the Company’s IPO on September 1, 2004, at an offering price of $5.80 per share, the Company recognized a compensation charge of $839 based on the intrinsic value of these awards.
     In March 2004, the Company granted an option under its 1999 Stock Incentive Plan (the “1999 Plan”) to purchase 560,000 shares of common stock to its Chief Executive Officer at an exercise price of $6.43 per share. This grant resulted in the recognition of deferred non-cash stock-based compensation of $2,000 based on the estimated deemed fair value of the common stock on the date of grant of $10.00. An aggregate of 25% of the shares of common stock subject to this option vested upon the completion of the Company’s IPO. The remainder of the shares of common stock subject to this option will vest in equal quarterly installments over a three-year period following the Company’s IPO. The Company has recorded a non-cash stock-based compensation charge of $667 for the year ended December 31, 2004 to reflect compensation expense related to the accelerated vesting of shares under this option as a result of its IPO. The Company will amortize the additional non-cash stock-based compensation expense of $1,333 relating to the March 2004 option over the remainder of the three-year vesting period. The Company recognized total compensation expense of $1,506 in connection with all its outstanding options in the year ended December 31, 2004.
2004 Plan
     In 2004, the Company adopted its 2004 Stock Incentive Plan. A total of 6,300,000 shares of the Company’s common stock are reserved for issuance under the Company’s 2004 Stock Incentive Plan, subject to adjustment for a stock split, or any future stock dividend or other similar change in the Company’s common stock or its capital structure. Commencing on the first business day of each calendar year beginning in 2005, the number of shares of stock reserved for issuance under the 2004 Stock Incentive Plan will be increased annually by a number equal to 3%

of the total number of shares outstanding as of December 31 of the immediately preceding year or such lesser number of shares as may be determined by the plan administrator. Notwithstanding the foregoing, of the number of shares specified above, the maximum aggregate number of shares available for grant of incentive stock options shall be 6,300,000 shares, subject to adjustment for a stock split, or any future stock dividend or other similar change in the Company’s common stock or capital structure. As of December 31, 2004, under the 2004 stock incentive plan, 433,750 shares were granted, 2,250 shares were cancelled and 5,868,500 shares of common stock remained available for grant, subject to increase in the future as described above.
     The following table summarizes stock option activity under the Company’s Stock Incentive Plans:

	1999 Plan		2004 Plan		Total
		Weighted		Weighted		Weighted
	Number	Average Exercise	Number	Average Exercise	Number	Average Exercise
	Outstanding	Price	Outstanding	Price	Outstanding	Price
Outstanding at December 31, 2002 and 2003	506,800	$0.29	—	$—	506,800	$0.29
Granted	560,000	6.43	433,750	8.99	993,750	7.55
Canceled	(148,400)	0.14	(2,250)	8.93	(150,650)	0.27

Outstanding at December 31, 2004	918,400	$4.05	431,500	$8.99	1,349,900	$5.63

     Of the options outstanding at December 31, 2004, a total of 232,400 options have an exercise price of $0.14 per share and a weighted average remaining contractual life of 4.2 years. A total of 126,000 options have an exercise price of $0.71 per share and a weighted average remaining contractual life of 5.4 years. A total of 650,000 options have an exercise price between $6.40 and $6.43 per share and a weighted average remaining contractual life of 9.3 years. A total of 341,500 options have an exercise price between $8.93 and $17.36 and a weighted average remaining contractual life of 9.8 years.
PC Mall Plan
     In addition to the Company’s 1999 and 2004 Plan, certain employees hold options to purchase shares of PC Mall common stock granted under the PC Mall Stock Option Plan. Under the PC Mall Stock Option Plan, options are generally granted at not less than the fair market value at date of grant, typically vest over a three-to five-year period and expire ten years after the date of grant.
     The following table summarizes stock option activity for the Company’s employees under the PC Mall Plan:

		Weighted
		Average
	Number	Exercise Price
Outstanding at December 31, 2001	56,772	$3.56
Granted	2,275	4.02
Canceled	(1,750)	4.11
Exercised	(130)	1.59

Outstanding at December 31, 2002	57,167	3.57
Granted	—	—
Canceled	(350)	4.96
Exercised	(26,850)	3.79

Outstanding at December 31, 2003	29,967	3.36
Canceled	(6,350)	2.55
Exercised	(4,408)	6.27
Transfers(a)	942	7.48

Outstanding at December 31, 2004	20,151	$3.17

(a)	Represents shares held by employees who transferred to the Company from PC Mall during the period.

     Of the PC Mall options outstanding at December 31, 2002, 2003 and 2004 held by the Company’s employees, options to purchase 29,642, 15,384 and 16,937 shares were exercisable at weighted average prices of $3.56, $3.32 and $3.12 per share, respectively. The following table summarizes information concerning currently outstanding and exercisable stock options:

				Options Exercisable at
	Options Outstanding at December 31, 2004			December 31, 2004
		Weighted	Weighted		Weighted
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price
$1.00 - $1.89	3,209	3.56	$1.62	3,037	$1.65
$2.16 - $2.16	10,000	6.72	2.16	7,500	2.16
$2.39 - $4.10	3,292	3.34	2.51	3,125	2.42
$6.31 - $12.65	3,650	5.11	7.92	3,275	7.37

	20,151	5.37	$3.17	16,937	$3.12

     Pro forma information regarding net income (loss) has been discussed in Note 1 to the financial statements, as required by SFAS 123 and SFAS 148.
7. Transactions with Affiliate
     Since inception, the Affiliate has provided various services such as administration, warehousing and distribution, and use of its facilities to the Company. In consideration for those services, the Affiliate has historically allocated and charged a portion of its overhead costs related to such services to the Company. As such, the historical costs and expenses reflected in the Company’s financial statements include an allocation and charge for certain corporate functions historically provided by the Affiliate, including general corporate expenses, administrative costs, employee benefits and incentives, and interest expense. The allocations and charges are based upon several factors including net sales, net cost of goods sold, square footage, systems utilization, headcount, and other factors. These allocations and charges are based on what the Company and the Affiliate consider to be reasonable reflections of the historical utilization levels of these services required in support of the business. In addition, the Company purchased a majority of its products from the Affiliate.
     Direct and allocated costs charged from the Affiliate included in the accompanying statements of operations are as follows:

	Twelve Months Ended December 31,
	2002	2003	2004
Cost of goods sold (including cost of products, shipping and fulfillment)	$67,040	$87,753	$151,873
Selling, general and administrative expenses	2,123	2,040	2,421
Interest expense	461	76	12
     In January 2003, the Company formalized certain agreements with the Affiliate, which provide for substantially the same services and charges (computed on a comparable basis prior to January 2003) that were historically charged to the Company. A summary of the agreements is as follows:
Administrative Services Agreement and Information Technology Systems Usage and Services Agreement
     The Administrative Services Agreement and Information Technology Systems Usage and Services Agreement entered into with the Affiliate provide the Company with certain general and administrative services, including but not limited to, the following:
•	general accounting and finance services;

•	tax services;

•	telecommunications systems and hardware and software systems usage;

•	information technology services and related support services, including maintaining management information and reporting systems and website hosting;

•	human resources administration;

•	record maintenance;

•	credit card processing; and

•	customer database management.
     As consideration for the services provided, the Company paid approximately $1,430, $1,535 and $1,717 in 2002, 2003 and 2004, respectively. These charges, which are generally allocated and charged using a percentage of the Company’s total sales in relation to the Affiliate’s consolidated sales, reflect what the Company and the Affiliate consider to be a reasonable reflection of the historical utilization levels of these services required in support of the Company’s business. These costs were included in Selling, General and Administrative expenses in the Statement of Operations. In addition to the above services, the Company was also allocated and charged a total of $283, $177 and $291 in 2002, 2003 and 2004, respectively, for other general and administrative services in the normal course of business, primarily consisting of employee benefit costs charged to the Affiliate for health, dental and other insurance plans provided to the Company as a subsidiary of the Parent.
Product Sales, Inventory Management and Order Fulfillment Agreement
     The Product Sales, Inventory Management and Order Fulfillment Agreement with the Affiliate provides the Company with product sales, inventory management and order fulfillment services at the same levels as has historically been provided to the Company. Under the agreement, the Affiliate provides the following services to the Company:
•	purchasing services, including purchasing for the Affiliate’s own account and inventory to meet the projected sales requirements;

•	inventory management, including maintaining sufficient facilities, equipment, employees, vendor relationships and technology to meet the Company’s requirements; and

•	order fulfillment, including picking, packing, shipping, tracking and processing returns.
     As consideration for these services, the Company paid approximately $3,633, $5,726 and $9,251 in 2002, 2003 and 2004, respectively. The charges include a fulfillment charge per shipment, shipping expenses at cost, restocking fees for returned products, inventory management fees and other costs. These costs were included in the Company’s Cost of Goods Sold on the Statements of Operations.
     The Company purchased the majority of its products sold in all periods presented from the Affiliate. Title and risk of loss pass to the Company at the time of shipment. In 2002, 2003 and 2004, the Affiliate charged the Company $63,407, $82,027 and $142,622 for products shipped by the Affiliate, net of discounts, market development funds and co-op advertising dollars allocated and credited to the Company for such purchases.
Sublease Agreement
     In January 2003, the Company entered into a Sublease Agreement with the Parent for approximately 7,800 square feet of office space located at the Parent’s corporate headquarters in Torrance, California. As a result of the Master Separation and Distribution Agreement between PC Mall and the Company, effective September 1, 2004, the Sublease Agreement was amended. The Company subleases approximately 10,000 square feet of office space at December 31, 2004. The Company currently pays monthly rent and is responsible for its proportionate share of all common area maintenance, including but not limited to amortization of leasehold improvements, real estate taxes, utilities and other operating expenses. In 2002, 2003 and 2004, the Company paid $410, $328 and $413 respectively, related to the use of office space. Such costs were included in the Company’s Selling, General and Administrative expenses on the Statements of Operations. The agreement provides for rent changes commensurate with the amount of space the Company may occupy from time to time, and terminates in September 2007.
Other Related Party Matters
     In 2003, the Company’s Parent made a capital contribution of $18,000 to the Company, which was recorded as Additional Paid-in Capital. The capital contribution was used to repay the cumulative advances to the Company from the Parent at that time of $15,457, and the difference of $2,543 was returned back to the Parent, resulting in a Capital contribution due from Parent, a contra-equity account on the Company’s Balance Sheet. At December 31, 2003 and 2004, the Company had a balance due from Affiliates of $991 and $813, which represents amounts received by the Affiliate on the Company’s behalf, in excess of purchases made and overhead costs the Company incurred from the Affiliate.
     Interest expense was charged to the Company by the Affiliate during periods when the Company owed balances due to the Affiliate. However, no interest income was recorded during periods when the Company had net balances due from the Affiliate. Interest expense was calculated using the prime rate in effect at that time multiplied by the cumulative balance due to the Affiliate, net of an amount equal to approximately one month’s inventory purchases (to approximate standard vendor terms).
     In 2002, the Company did not maintain separate accounts payable, and all activities were performed and paid by the Affiliate. As such, balances the Company owed for trade payables are included in Advances from Affiliate. In 2003, the Company established a disbursement account and maintained separate accounts payable balances with third-party vendors.
8. Supplemental Disclosure of Non-Cash Financing Activities

	Twelve Months Ended December 31,
	2002	2003	2004
Net borrowings (repayments) under line of credit	$10,947	$8,260	$(30,676)
Decrease (increase) in Receivable from the Parent	(10,947)	(8,260)	30,676
     In connection with the Company’s initial public offering, the Company paid a dividend of $2,543 to the Affiliate through a settlement of the capital contribution due from the Affiliate outstanding at completion of the initial public offering.
9. Subsequent Events
     On January 14, 2005, the Company entered into a lease with Teachers Insurance and Annuity Association of America for approximately 163,632 of rentable square feet in a facility located in Memphis, Tennessee, in order to provide the Company’s own inventory management and order fulfillment operations which are currently provided by PC Mall. The initial term of the lease is 70 months. Upon the expiration of the initial term, the Company has an option to renew the lease for a period of 5 years. The renewal option will be subject to all of the terms and conditions contained in the lease, except that the rent during the renewal term will be determined on the basis of the market rent, as such term is defined in the lease.
     The equipment installation and office space configuration are currently under construction. The landlord has provided the Company with a construction allowance of $369.
     Under the terms of the agreement, the Company’s initial monthly base rent is approximately $22 per month, which will increase periodically over the term of the lease to approximately $39. If the Company satisfies all of the initial terms and conditions of the lease, the Company is not required to pay the monthly base rent for the first two months of the lease. The total minimum rental amount under the lease is approximately $2,484 for the initial term. In addition to the monthly base rent, the Company is required to pay for all of the Company’s utilities and operating costs based on the Company’s proportionate share of all of the operating costs for the premises, but in no event will such costs increase by more than 7% per year in the aggregate over the lease term.
     Upon execution of the lease in January 2005, the Company provided the landlord with a letter of credit in the amount of $200 to secure the payment obligations under the lease. The Company is required to keep the letter of credit in effect or replace it with a letter of credit with the same terms until 30 days after the expiration of the term of the lease. The amount of the letter of credit will be reduced periodically over the term of the lease.
     In January 2005, the Company granted an option to purchase 250,000 shares of common stock to its Chief Financial Officer at fair value on the date of grant of $12.15.
     On March 17, 2005, the Company and PC Mall amended the Administrative and Services Agreement to reduce the scope of services and corresponding monthly fees for such services from approximately $100 to $19, to be effective at the date of spin-off.
     On March 18, 2005, the Parent announced its plan to distribute all of its 14,000 shares of common stock in the Company, equivalent to 80.2% of the Company’s outstanding common stock, by way of a special dividend to its stockholders. This is expected to be effective on April 11, 2005.

SCHEDULE II
eCOST.com, Inc.
Valuation and Qualifying Accounts
For the years ended December 31, 2002, 2003 and 2004

	Balance at	Additions	Deductions	Balance at
	Beginning	Charged to	from Reserves	End of Year
	of Year	Operations
Allowance for doubtful accounts for the year ended:
December 31, 2002	$—	$51	$(19)	$32
December 31, 2003	32	32	(14)	50
December 31, 2004	50	170	(21)	199
Deferred tax asset valuation allowance for the year ended:
December 31, 2002	6,063	—	(51)	6,012
December 31, 2003 (a)	6,012	—	(6,012)	—
December 31, 2004	—	—	—	—
Sales returns reserve:
December 31, 2002	213	2,961	(2,845)	329
December 31, 2003	329	3,464	(3,404)	389
December 31, 2004	389	5,265	(5,142)	512

(a)	Reversal of valuation allowance for net deferred tax asset in 2003.

S-1